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                              UNITED STATES                 OMB APPROVAL
                   SECURITIES AND EXCHANGE COMMISSION    ----------------------
                         Washington, D.C. 20549          OMB Number:
                                                         3235-0058
                             FORM 12b-25                 Expires: March 31, 2006
                                                         Estimated average
                      NOTIFICATION OF LATE FILING        burden hours per
                                                         response........2.50
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                                                            SEC FILE NUMBER
                                                               000-29449
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                                                             CUSIP NUMBER

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(Check One):      [_] Form 10-K    [_] Form 20-F     [_] Form 11-K
                  [X] Form 10-Q    [_] Form N-SAR    [_] Form N-CSR


            For Period Ended:  June 30, 2006


      [_] Transition Report on Form 10-K
      [_] Transition Report on Form 20-F
      [_] Transition Report on Form 11-K
      [_] Transition Report on Form 10-Q
      [_] Transition Report on Form N-SAR
            For the Transition Period Ended:  _________________________




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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART I -- REGISTRANT INFORMATION

TNT Designs, Inc.
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Full Name of Registrant


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Former Name if Applicable

305 Madison Avenue, Suite 449
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Address of Principal Executive Office (Street and Number)

New York, New York 10165
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a)The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
       (b)The subject annual report, semi-annual report, transition report on
          Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion
|X| thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
       (c)The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant was unable to prepare its financial statements, as reviewed by the independent auditors, without undue effort and expense in order to timely file its Form 10-QSB for the period ended June 30, 2006. The Registrant will file such Form 10-QSB as soon as practicable after the date hereof, but in any event on or before the fifth calendar day following the prescribed due date.


SEC 1344     Persons who are to respond to the collection of
(07-03)      information contained in this form are not
             required to respond unless the form displays a currently valid OMB control number.



PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                  Anju Tandon                       917            215-1222
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                    (Name)                      (Area Code)       (Telephone
                                                                   Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                         |X| Yes   |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         |_| Yes   |X| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                TNT Designs, Inc.
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                 (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:August 14, 2006                 By:/s/  Anju Tandon
     ----------------                   ------------------
                                        Director, President,
                                        Secretary, Treasurer and
                                        Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

  Intentional misstatements or omissions of fact constitute Federal Criminal
                       Violations (See 18 U.S.C. 1001).